Exhibit 99

Investor Relations Contact: Allison Masley (617) 368-5152	Media Contact: Jessica Paar (617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2018 RESULTS

BOSTON, MA (7/26/18) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2018 net revenue of $273.1 million, an increase of $25.2 million or 10.2%, from the same period last year. Net income for the second quarter was $23.5 million, or $1.98 per diluted share, a decrease of $5.6 million or $0.37 per diluted share, from the second quarter of 2017. This decrease was primarily due to increased advertising, promotional and selling expenses and lower gross margins that were partially offset by increases in net revenue and lower income taxes.

Net revenue for the 26-week period ended June 30, 2018 was $463.6 million, an increase of $53.9 million, or 13.2%, from the comparable 26-week period in 2017. Earnings per diluted share for the 26-week period ended June 30, 2018 were $2.76, a decrease of $0.03 from the comparable 26-week period in 2017.

In the second quarter and the 26-week period ended June 30, 2018, the Company recorded a tax benefit of $0.10 per diluted share and $0.33 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”), which was effective for the Company on January 1, 2017.

Highlights of this release include:

•	Depletions increased 12% and 11% from the comparable 13 and 26 week periods in the prior year.

•	Full year 2018 depletions growth is now estimated to be between 7% and 12%, an increase from the previously communicated estimate of between zero and plus 6%.

•

Gross margin was 52.0% for the second quarter, a decrease from 54.1% in the comparable 13-week period in 2017, and 51.4% for the 26-week period ending June 30, 2018, matching the gross margin in the comparable 26-week period in 2017. The Company has decreased its full year gross margin target to between 51% and 53% from the previously communicated estimate of between 52% and 54%.

•

Advertising, promotional and selling expense increased by $18.7 million, or 27%, in the second quarter over the comparable period in 2017 and increased $32.4 million, or 27%, from the comparable 26-week period in 2017.

•	Based on current spending and investment plans, full year 2018 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, continues to be estimated at between $6.30 and $7.30.

•	Full year 2018 capital spending is now estimated to be between $65 million to $75 million, an increase from the previously communicated estimate of $55 million to $65 million.

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 12% in the second quarter, an increase from depletions growth of 8% in the first quarter. I am tremendously proud of the efforts of our employees in achieving double digit growth and record total depletions, while maintaining a focus on quality and innovation. We believe that our depletions growth is attributable to our key innovations, quality and strong brands, as well as sales execution and support from our distributors. While our total growth is a testament to our strategy of a diversified brand portfolio, our Samuel Adams volume has continued to decline, despite the early success of our launches of Sam ’76 and Samuel Adams New England IPA. We continue to work hard on our Samuel Adams brand messaging, particularly around Samuel Adams Boston Lager and Seasonals, with the goal of significantly improving these trends and returning Samuel Adams back to growth. We were delighted to learn that, for the eighth year out of the last ten years, our distributors ranked us the number one beer supplier in the industry, in the annual poll of beer distributors conducted by Tamarron Consulting, a consulting firm specializing in the alcohol beverage distribution industry. This is due to the efforts of all Boston Beer employees to service and support our distributors’ businesses and to the relationships we have built with them. Overall, our brand portfolio is healthy and we remain positive about the future of craft beer.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the second quarter was a result of increases in our Truly Spiked & Sparkling, Twisted Tea and Angry Orchard brands that were only partially offset by decreases in our Samuel Adams brand. We are excited that Truly Spiked & Sparkling is well positioned as a leader in the emerging segment of hard sparkling water. Twisted Tea also continues to generate consumer pull and grow distribution. We are very pleased by the reaction to our current Angry Orchard campaign and the early success of the Angry Orchard Rosé cider launch, which we believe is attracting new drinkers to the category from wine and spirits. Both Sam’76 and New England IPA show promise, and we will continue to support them aggressively in the second half of the year. During the quarter, our operating expenses increased significantly, primarily due to the timing of our planned brand investments. Brand investment increases for the remainder of the year will moderate, as we maintain our annual spend guidance. Based on our first half results, we have increased our expectations for full year depletions growth, reflecting our view of the most recent trends. We will continue to invest in capacity increases and our brewing and packaging capabilities to support our product innovation and brand growth. These improvements include our new can line in our Pennsylvania Brewery that began production this quarter. I would like to recognize the significant efforts of our brewery employees in supporting this start-up and reacting to the heightened demand. We have been operating at capacity during peak weeks and have increased our usage of third party breweries during the quarter, in response to the accelerated depletions growth. The growth has been challenging operationally, which has resulted in higher supply chain costs. The new can line will help relieve these pressures as it ramps up during the third quarter. Further, based on our rapid growth and to address current capacity bottlenecks, we are accelerating capacity and efficiency improvements at our breweries and accordingly are raising our capital spend expectations for 2018.”

Mr. Burwick continued, “I am pleased that the business has shown great momentum and depletion improvements during the first half of the year. The Company has great people, a great culture and a tremendous innovation capability. I believe the Samuel Adams brand has much latent brand equity, which we will leverage in our efforts to return the brand to growth. As we go forward, growth is at the core of our mission and we remain committed to returning the Samuel Adams brand to growth through continued innovation, promotion and brand communication initiatives. We have done a lot of consumer work over the past few months and believe we have some new insights and ideas to reverse Samuel Adams’ trends. Meanwhile, we see a clear path to maintain Angry Orchard’s and Twisted Tea’s momentum and ensure Truly Spiked & Sparkling’s position as a leader in the hard sparkling water category. We will continue to focus on cost savings and efficiency projects to fund the investments needed to grow our brands and to build our organization’s ability to deliver against our goals. Based on our visibility to opportunities in 2018 and 2019, we are maintaining our previously stated goal of increasing our gross margins by an average of about one percentage point per-year over the 3-year period ending in 2019, before any mix or volume impacts, while preserving our quality and improving our service levels. We remain committed to investing in short and long-term product innovation, where we continue to tap into consumer trends and explore beverage areas compatible with our business model for delivering long term shareholder value. And, as we have proven and has been acknowledged by the Tamarron survey, we believe we are best in the business at executing at store level with our distributors.”

2nd Quarter 2018 Summary of Results

Depletions increased 12% from the comparable 13-week period in the prior year. Shipment volume was approximately 1.2 million barrels, a 9.0% increase from the comparable 13-week period in the prior year.

The Company believes total distributor inventory levels at June 30, 2018 were lower than planned due to higher demand. Inventory at distributors participating in the Freshest Beer Program as of June 30, 2018 decreased slightly in terms of days of inventory on hand when compared to July 1, 2017. The Company has approximately 79% of its volume on the Freshest Beer Program.

Gross margin of 52.0% decreased from the 54.1% margin realized in the comparable 13-week period in 2017, primarily as a result of higher processing costs mainly due to increased production at third party breweries as well as higher packaging costs, partially offset by price increases, cost saving initiatives at Company-owned breweries and lower excise taxes.

Advertising, promotional and selling expenses increased $18.7 million from the comparable 13-week period in 2017, primarily due to increased planned investments in media advertising, local marketing, salaries and benefits costs, and increased freight to distributors due to higher rates and volumes, and less efficient utilization.

General and administrative expenses increased by $4.5 million from the comparable 13-week period in 2017, primarily due to increases in salaries and benefits and stock compensation costs.

The Company’s effective tax rate for the 13-week period ended June 30, 2018 decreased to 24.4% from 36.0% in the comparable 13-week period in 2017. This decrease was primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017 and an increased tax benefit from stock option activity recorded in accordance with ASU 2016-09.

Year-to-Date 2018 Summary of Results

Depletions increased 11% from the comparable 26-week period in 2017, reflecting increases in the Company’s Truly Spiked & Sparkling, Twisted Tea and Angry Orchard brands that were only partially offset by decreases in Samuel Adams brand.

Shipment volume was approximately 2.0 million barrels, a 11.4% increase from the comparable 26-week period in 2017.

Gross margin at 51.4% was equal to the comparable 26-week period in 2017, primarily due to price increases, cost saving initiatives at Company-owned breweries and lower excise taxes, which were offset by higher processing costs primarily due to increased production at third party breweries as well as higher packaging costs.

Advertising, promotional and selling expenses increased $32.4 million from the comparable 26-week period in 2017, primarily due to increased planned investments in local marketing, media advertising and point-of-sale, and increased freight to distributors due to higher rates and volumes and less efficient utilization.

General and administrative expenses increased by $5.3 million from the comparable 13-week period in 2017, primarily due to increases in salaries and benefits and stock compensation costs.

The Company’s effective tax rate for the 26-week period ended June 30, 2018 decreased to 18.5% from 29.7% in the comparable 26-week period in 2017. This decrease was primarily due to the favorable impact of the Tax Cuts and Jobs Act of 2017.

The Company expects that its June 30, 2018 cash balance of $76.2 million, together with its future operating cash flows and its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 30, 2018 and the period from July 1, 2018 through July 20, 2018, the Company repurchased approximately 222,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $50.5 million. As of July 20, 2018, the Company had approximately $128.1 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 29-week period ended July 21, 2018 are estimated by the Company to have increased approximately 12% from the comparable period in 2017.

Outlook

The Company currently projects full year 2018 Non-GAAP earnings per diluted share to be between $6.30 and $7.30. This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2018 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2018 projections are the following full-year estimates and targets:

•	Depletions and shipments growth of between 7% and 12%.

•	National price increases of between zero and 2%.

•	Gross margin of between 51% and 53%.

•

Increased investment in advertising, promotional and selling expenses of between $15 million and $25 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Increased general and administrative expenses of between $10 million and $20 million due to organizational investments and stock compensation costs.

•	Non-GAAP effective tax rate of approximately 28%, excluding the impact of ASU 2016-09.

•

Estimated capital spending of between $65 million and $75 million, which mostly consist of investments in the Company’s breweries and taprooms and could be higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, and Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2017 and subsequent filings made prior to or after the date hereof. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 26, 2018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Barrels sold	1,177	1,079	1,989	1,786
Revenue	$289,574	$264,664	$491,405	$437,101
Less excise taxes	16,474	16,734	27,848	27,476

Net revenue	273,100	247,930	463,557	409,625
Cost of goods sold	131,130	113,911	225,490	199,262

Gross profit	141,970	134,019	238,067	210,363
Operating expenses:
Advertising, promotional and selling expenses	86,510	67,831	154,031	121,585
General and administrative expenses	23,879	19,395	43,217	37,957
Impairment of assets	517	1,505	517	1,505

Total operating expenses	110,906	88,731	197,765	161,047

Operating income	31,064	45,288	40,302	49,316
Other income (expense), net:
Interest income, net	273	86	478	170
Other (expense) income, net	(203)	129	(488)	57

Total other income (expense), net	70	215	(10)	227

Income before income tax provision	31,134	45,503	40,292	49,543
Income tax provision	7,599	16,378	7,447	14,707

Net income	$23,535	$29,125	$32,845	$34,836

Net income per common share - basic	$1.99	$2.38	$2.78	$2.82

Net income per common share - diluted	$1.98	$2.35	$2.76	$2.79

Weighted-average number of common shares - Class A basic	8,667	9,092	8,690	9,161

Weighted-average number of common shares - Class B basic	3,018	3,097	3,018	3,134

Weighted-average number of common shares - diluted	11,787	12,344	11,809	12,430

Net income	$23,535	$29,125	$32,845	$34,836

Other comprehensive income:
Foreign currency translation adjustment	7	(10)	18	(10)

Comprehensive income	$23,542	$29,115	$32,863	$34,826

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2018	December 30, 2017
Assets
Current Assets:
Cash and cash equivalents	$76,179	$65,637
Accounts receivable, net of allowance for doubtful accounts of $27 and $0 as of June 30, 2018 and December 30, 2017, respectively	54,063	33,749
Inventories	63,646	50,651
Prepaid expenses and other current assets	13,308	10,695
Income tax receivable	4,824	7,616

Total current assets	212,020	168,348
Property, plant and equipment, net	384,048	384,280
Other assets	18,746	13,313
Goodwill	3,683	3,683

Total assets	$618,497	$569,624

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$59,478	$38,141
Accrued expenses and other current liabilities	72,032	63,617

Total current liabilities	131,510	101,758
Deferred income taxes, net	35,594	34,819
Other liabilities	8,721	9,524

Total liabilities	175,825	146,101

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,635,460 and 8,603,152 issued and outstanding as of June 30, 2018 and December 30, 2017, respectively	86	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,017,983 and 3,017,983 issued and outstanding as of June 30, 2018 and December 30, 2017, respectively	30	30
Additional paid-in capital	399,616	372,590
Accumulated other comprehensive loss, net of tax	(1,516)	(1,288)
Retained earnings	44,456	52,105

Total stockholders’ equity	442,672	423,523

Total liabilities and stockholders’ equity	$618,497	$569,624

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Twenty-six weeks ended
	June 30, 2018	July 1, 2017
Cash flows provided by operating activities:
Net income	$32,845	$34,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,011	25,616
Impairment of assets	517	1,505
Loss on disposal of property, plant and equipment	26	22
Bad debt expense	27	17
Stock-based compensation expense	4,570	3,413
Deferred income taxes	775	25
Changes in operating assets and liabilities:
Accounts receivable	(21,651)	(15,001)
Inventories	(18,636)	(6,549)
Prepaid expenses, income tax receivable and other assets	217	2,605
Accounts payable	20,563	8,580
Accrued expenses and other current liabilities	8,721	6,227
Other liabilities	(244)	(254)

Net cash provided by operating activities	53,741	61,042

Cash flows used in investing activities:
Purchases of property, plant and equipment	(25,470)	(16,721)
Proceeds from disposal of property, plant and equipment	2	16
Change in restricted cash	98	(5)

Net cash used in investing activities	(25,370)	(16,710)

Cash flows used in financing activities:
Repurchase of Class A Common Stock	(39,725)	(78,180)
Proceeds from exercise of stock options	21,529	14,062
Cash paid on note payable	(78)	(60)
Net proceeds from sale of investment shares	445	462

Net cash used in financing activities	(17,829)	(63,716)

Change in cash and cash equivalents	10,542	(19,384)
Cash and cash equivalents at beginning of year	65,637	91,035

Cash and cash equivalents at end of period	$76,179	$71,651

Supplemental disclosure of cash flow information:
Income taxes paid	$3,355	$4,812

Decrease in accounts receivable for ASU 2014-09 adoption	$(1,310)	$—

Income taxes refunded	$—	$2

Increase (Decrease) in accounts payable for purchase of property, plant and equipment	$774	$(3,550)

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com